Registration No. 333-

As filed with the Securities and Exchange Commission on November 14, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, PA	16056
(Address of principal executive offices)	(Zip Code)

II-VI Incorporated 2018 Omnibus Incentive Plan

(Full title of the plan)

Jo Anne Schwendinger

Chief Legal and Compliance Officer and Secretary

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	3,550,000(3)	$34.26	$121,623,000	$14,740.71

(1)

This Registration Statement also registers additional securities to be offered or issued upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, no par value (“Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock on The Nasdaq Global Select Market on November 12, 2018, which was $34.26.

(3)

Represents shares of Common Stock issuable under the II-VI Incorporated Omnibus Incentive Plan (the “2018 Plan”). This amount excludes shares of Common Stock subject to outstanding awards under the II-VI Incorporated 2005 Omnibus Incentive Plan, the II-VI Incorporated 2009 Omnibus Incentive Plan, and the II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan, each as in effect on November 9, 2018, that may expire unexercised or are terminated, surrendered, or forfeited, in whole or in part, from and after November 9, 2018 (collectively, the “Rollover Shares”). Pursuant to the terms of the 2018 Plan, any Rollover Shares also will be available for award grants under the 2018 Plan, in addition to the 3,550,000 shares of Common Stock covered by this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by II-VI Incorporated, a Pennsylvania corporation (the “Registrant”), relating to 3,550,000 shares (the “Shares”) of its common stock, no par value (“Common Stock”), issuable to eligible employees, non-employee directors, and consultants of the Company and its subsidiaries under the II-VI Incorporated 2018 Omnibus Incentive Plan (the “2018 Plan”). This Registration Statement excludes shares of Common Stock subject to outstanding awards under the II-VI Incorporated 2005 Omnibus Incentive Plan, the II-VI Incorporated 2009 Omnibus Incentive Plan, and the II-VI Incorporated Second Amended and Restated 2012 Omnibus Incentive Plan, each as in effect on November 9, 2018, that may expire unexercised or are terminated, surrendered, or forfeited, in whole or in part, from and after November 9, 2018 (collectively, the “Rollover Shares”). Pursuant to the terms of the 2018 Plan, any Rollover Shares also will be available for award grants under the 2018 Plan, in addition to the 3,550,000 shares of Common Stock covered by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2018, as filed on August 28, 2018 (File No. 0-16195);

2.

All other reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2018 (except to the extent of any information furnished in a Current Report on Form 8-K under Item 2.02 or Item 7.01 and exhibits furnished therein that relate to such items); and

3.

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Exchange Act on September 14, 1987, including all amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any exhibit furnished therein that relate to such items. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Plan, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Chapter 17, Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

Sections 1741 (relating to third-party actions) and 1742 (relating to derivative and corporate actions) of the PBCL provide that a business corporation may indemnify any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation (a “Representative”), so long as the Representative acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal proceeding under Section 1741 of the PBCL, the Representative must have had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the PBCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) incurred in connection with the claim or action.

Section 1745 of the PBCL states that expenses (including attorneys’ fees) incurred in defending any third-party or derivative action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the PBCL or otherwise. Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors of the corporation and shall not be authorized in connection with proceedings related to transactions with interested directors or officers, or interested shareholders (Sections 1728 and 2538 of the PBCL).

Section 1746(a) states that the statutory rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. However, Section 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

The PBCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative or a person who is or was serving at the request of the corporation as a representative of another domestic or foreign entity, whether or not the corporation would have the power to indemnify him or her, unless otherwise restricted in its bylaws. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to Subchapter B of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of that person.

Section 6.02 of the Company’s Amended and Restated By-Laws (the “By-Laws”) provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his or her office (relating to standard of care and justifiable reliance) and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

Section 6.03 of the By-Laws requires the Company to indemnify any director or officer of the Company, who was or is a party, or is threatened to be made a party, to any action, suit or proceeding (third-party or derivative), arising out of such person’s service to the Company or to another entity at the request of the Company, if the person acted in good faith, in a manner he or she reasonably believed to be in the best interest of the corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and with respect to any criminal action or proceeding, with reasonable cause to believe his or her conduct was lawful. The Company will not indemnify any director of officer in connection with a proceeding initiated by such director or officer (other than a proceeding to enforce such person’s right to indemnification under the By-Laws) unless such proceeding was authorized by the board of directors. The right to indemnification conferred by this provision includes payment of all reasonable expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding. Section 6.04 of the By-Laws permits the Company to indemnify any employee or agent of the Company who is not a director or officer, with such scope and effect as determined by the Company.

Section 6.06 of the By-Laws permits the Company to purchase and maintain insurance to protect itself and any director, officer, agent or employee against any liability asserted against and incurred by such person in respect of such person’s service, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of the By-Laws.

The Company has entered into agreements with its directors and officers pursuant to which the Company has agreed to provide for the indemnification of and the advancing of expenses to each such indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in the applicable agreement, and, to the extent insurance is maintained, for the continued coverage of each such indemnitee under the Company’s directors’ and officers’ liability insurance policies. To the fullest extent permissible by applicable law, if the indemnification provided for in each such agreement is unavailable to the applicable indemnitee for any reason whatsoever, the Company, in lieu of indemnifying such indemnitee, shall contribute to the amount incurred such indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under such agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such claim in order to reflect (i) the relative benefits received by the Company and such indemnitee as a result of the event(s) and/or transaction(s) giving rise to such claim; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and such indemnitee in connection with such event(s) and/or transaction(s).

The indemnification described in the preceding paragraphs may include indemnification against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1	Amended and Restated Articles of Incorporation of II-VI Incorporated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on November 8, 2011).

4.2	Amended and Restated By-Laws of II-VI Incorporated (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on August 29, 2014).

5.1	Opinion of K&L Gates LLP (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	II-VI Incorporated 2018 Omnibus Incentive Plan (Incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on November 13, 2018).

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 14th day of November, 2018.

II-VI INCORPORATED

By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each of the undersigned does hereby constitute and appoint Vincent D. Mattera, Jr., Mary Jane Raymond and Jo Anne Schwendinger, or any of them, as his or her true and lawful attorneys and agents, to do any and all acts and things in his or her name and on his or her behalf and to execute any and all instruments for him or her and in his or her name in the respective capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable II-VI Incorporated to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him or her in his or her name in the respective capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Vincent D. Mattera, Jr. Vincent D. Mattera, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2018

/s/ Mary Jane Raymond Mary Jane Raymond	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 14, 2018

Signature	Capacity	Date

/s/ Francis J. Kramer Francis J. Kramer	Chairman of the Board	November 14, 2018

/s/ Joseph J. Corasanti Joseph J. Corasanti	Director	November 14, 2018

/s/ Enrico Digirolamo Enrico Digirolamo	Director	November 14, 2018

/s/ RADM Marc Y.E. Pelaez RADM Marc Y. E. Pelaez (retired)	Director	November 14, 2018

/s/ Shaker Sadasivam Shaker Sadasivam	Director	November 14, 2018

/s/ William Schromm William Schromm	Director	November 14, 2018

/s/ Howard H. Xia Howard H. Xia	Director	November 14, 2018